FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Joe Bass, 615-743-8219
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com

PNFP REPORTS 1Q24 DILUTED EPS OF $1.57
Total revenues increased 32.1 percent linked-quarter annualized and 6.6 percent year-over-year

NASHVILLE, TN, April 22, 2024 - Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) reported net income per diluted common share of $1.57 for the quarter ended March 31, 2024, compared to net income per diluted common share of $1.76 for the quarter ended March 31, 2023, a decrease of 10.8 percent.
Several meaningful items impacted first quarter 2024 results. The firm’s allowance for credit losses increased to 1.12 percent of total loans at March 31, 2024, compared to 1.08 percent at Dec. 31, 2023. Although, key loan quality metrics like the potential problem loans to total loans ratio and the classified asset ratio remain better than many of the firm's peers and lower than where the firm has historically operated over the longer term, the firm determined additional reserves were needed to account for incremental weakness of one previously disclosed problem borrower and to better position the firm to navigate the credit implications of a higher-for-longer interest rate environment. Additionally, the firm recognized a mortgage servicing asset associated with its Freddie Mac Small Business Lending (SBL) platform of approximately $11.8 million, which has been reflected in other noninterest income. Lastly, in response to information provided by the FDIC during the quarter, the firm increased its other noninterest expense by $7.3 million for a FDIC special assessment. This is in addition to the $29.0 million that the company recognized in the fourth quarter of 2023.
"Inflation appears to be more difficult to tame than the Fed had predicted," said M. Terry Turner, Pinnacle's President and Chief Executive Officer. "Regardless of the economic landscape, our focus continues to be on strengthening our balance sheet and growing our earnings and tangible book value, while continuing to take steps that we believe will position our firm for long-term growth.
"We continued to execute our unique business model during the first quarter. We are reporting strong core earnings inclusive of a meaningful provision for credit losses. We recruited 37 new revenue producers during the quarter, including 14 in our newer markets of Atlanta, Washington D.C., Birmingham and Jacksonville. And as another demonstration of why we are so successful in hiring the best bankers in our markets, FORTUNE and Great Place to Work® recognized our firm as No. 11 on their list of the 100 Best Companies to Work For in the United States. We have been on FORTUNE’s top 100 list for the last eight years, but this is our highest ranking, further demonstrating the staying power of our culture, even as we have become a larger, high-growth bank.
"Our firm is uniquely positioned in what we believe are many of the best banking markets in the Southeast. As a result, combined with our distinctive operating model, we remain confident in our ability to generate long-term sustainable growth in loans, deposits and earnings in spite of the current economic volatility."

BALANCE SHEET GROWTH AND LIQUIDITY:

Total assets at March 31, 2024, were $48.9 billion, an increase of approximately $934.3 million from Dec. 31, 2023, and $3.8 billion from March 31, 2023, reflecting a year-over-year increase of 8.4 percent and a linked-quarter annualized increase of 7.8 percent, respectively. A further analysis of select balance sheet trends follows:

	Balances at		Linked-Quarter Annualized % Change	Balances at	Year-over-Year % Change
(dollars in thousands)	March 31, 2024	December 31, 2023		March 31, 2023
Loans	$33,162,873	$32,676,091	6.0%	$30,297,871	9.5%
Securities	7,371,847	7,323,887	2.6%	6,878,831	7.2%
Other interest-earning assets	3,195,211	2,673,235	78.1%	3,201,938	(0.2)%
Total interest-earning assets	$43,729,931	$42,673,213	9.9%	$40,378,640	8.3%

Core deposits:
Noninterest-bearing deposits	$7,958,739	$7,906,502	2.6%	$9,018,439	(11.8)%
Interest-bearing core deposits(1)	26,679,871	25,832,415	13.1%	23,035,672	15.8%
Noncore deposits and other funding(2)	7,506,409	7,573,489	(3.5)%	6,865,003	9.3%
Total funding	$42,145,019	$41,312,406	8.1%	$38,919,114	8.3%
(1): Interest-bearing core deposits are interest-bearing deposits, money market accounts and time deposits less than $250,000 including reciprocating time and money market deposits.
(2): Noncore deposits and other funding consists of time deposits greater than $250,000, securities sold under agreements to repurchase, public funds, brokered deposits, FHLB advances and subordinated debt.

	Three months ended
	March 31, 2024	December 31, 2023	March 31, 2023
Average loan to deposit ratio	84.73%	84.05%	83.97%
Uninsured/uncollateralized deposits to total deposits(1)	30.48%	31.32%	33.23%
(1): Includes the effect of placement of deposits through the IntraFi network.

•Approximately 46.5 percent of first quarter 2024 loan growth was related to commercial and industrial and owner-occupied commercial real estate categories, two segments the firm intends to continue to emphasize throughout the remainder of 2024.
•On-balance sheet liquidity, defined as cash and cash equivalents plus unpledged securities, remained strong, totaling $7.6 billion as of March 31, 2024, representing a $646.7 million increase from the on-balance sheet liquidity level of $6.9 billion as of Dec. 31, 2023. Increased deposit inflows during the quarter contributed to the increase in other interest earning assets and are expected to be used to fund future loan growth of the firm.
•Noninterest bearing deposits increased 2.6 percent on a linked-quarter annualized basis as of March 31, 2024, when compared to Dec. 31, 2023. In comparison to March 31, 2023, noninterest bearing deposits decreased by 11.8 percent. The average balance of the firm’s noninterest bearing accounts was $31,353 at March 31, 2024, compared to $31,603 at Dec. 31, 2023.

"We are particularly pleased with our strong deposit growth during the first quarter, which grew $862.2 million in the quarter, a 9.0 percent linked-quarter annualized growth rate," Turner said. "Importantly, our end-of-period noninterest-bearing demand deposit accounts grew 2.6 percent linked-quarter annualized after having experienced declining demand deposit volumes for several quarters. During the first quarter, our loans grew at an annualized rate of 6.0 percent, which is slightly below what we expect for all of 2024. While we are benefited by operating in several of the best banking markets in the Southeast, our loan and deposit growth is primarily a result of the market share movement associated with our ongoing hiring in those markets over the last several years."

PRE-TAX, PRE-PROVISION NET REVENUE (PPNR) GROWTH:

Pre-tax, pre-provision net revenues (PPNR) for the three months ended March 31, 2024, were $185.8 million, a decrease of 2.2 percent from the $190.0 million recognized in the three months ended March 31, 2023.

	Three months ended
	March 31,
(dollars in thousands)	2024	2023	% change
Revenues:
Net interest income	$318,034	$312,231	1.9%
Noninterest income	110,103	89,529	23.0%
Total revenues	428,137	401,760	6.6%
Noninterest expense	242,365	211,727	14.5%
Pre-tax, pre-provision net revenue (PPNR)	185,772	190,033	(2.2)%
Adjustments:
ORE expense (benefit)	84	99	(15.2)%
FDIC special assessment	7,250	—	NM
Recognition of mortgage servicing asset	(11,812)	—	NM
Adjusted PPNR	$181,294	$190,132	(4.6)%

	Three months ended
	March 31, 2024	December 31, 2023	March 31, 2023
Net interest margin	3.04%	3.06%	3.40%
Efficiency ratio	56.61%	63.37%	52.70%
Return on average assets	1.00%	0.76%	1.26%
Return on average tangible common equity (TCE)	12.11%	9.53%	15.43%
Average loan to deposit ratio	84.73%	84.05%	83.97%

•Revenue per fully diluted common share was $5.60 for the first quarter of 2024, compared to $5.16 for the fourth quarter of 2023 and $5.28 for the first quarter of 2023, an increase of 6.1 percent year-over-year.
•Net interest income for the first quarter of 2024, was $318.0 million, compared to $317.3 million for the fourth quarter of 2023 and $312.2 million for the first quarter of 2023, a year-over-year growth rate of 1.9 percent. Net interest margin was 3.04 percent for the first quarter of 2024, compared to 3.06 percent for the fourth quarter of 2023 and 3.40 percent for the first quarter of 2023.
•Noninterest income for the first quarter of 2024, was $110.1 million, compared to $79.1 million for the fourth quarter of 2023 and $89.5 million for the first quarter of 2023, a year-over-year increase of 23.0 percent.
◦Wealth management revenues, which include investment, trust and insurance services, were $26.0 million for the first quarter of 2024, compared to $23.5 million for the fourth quarter of 2023 and $22.5 million for the first quarter of 2023, a year-over-year increase of 15.7 percent. The increase in wealth management revenues was attributable to several factors, but primarily is the result of an increase in capacity with more revenue producers and the placement of those producers in Pinnacle’s newer markets like Washington D.C., Birmingham and others.
◦During the first quarter of 2024, net gains from mortgage loans sold were $2.9 million, compared to $879,000 in the fourth quarter of 2023 and $2.1 million in the first quarter of 2023. Similar to wealth management, the increase in mortgage fee income was primarily attributable to increases in capacity with more originators in Pinnacle's newer markets.
◦Income from the firm's investment in Banker's Healthcare Group (BHG) was $16.0 million for the first quarter of 2024, compared to $14.4 million for the fourth quarter of 2023 and $19.1 million for the first quarter of 2023, a year-over-year decline of 16.0 percent.
▪BHG's loan originations decreased to $692 million in the first quarter of 2024, compared to $786 million in the fourth quarter of 2023 and $1.0 billion in the first quarter of 2023.
▪Loans sold to BHG's community bank partners were approximately $533 million in the first quarter of 2024, compared to approximately $446 million in the fourth quarter of 2023 and $704 million in the first quarter of 2023.
▪BHG increased its reserves for on-balance sheet loan losses to $306 million, or 10.3 percent of loans held for investment at March 31, 2024, compared to 9.3 percent at Dec. 31, 2023 and 5.2 percent at March 31, 2023. The year-over-year increase in reserves as a percentage of loans held for investment was impacted by BHG's adoption for lifetime credit losses associated with its implementation of the current expected credit loss (CECL) methodology on Oct. 1, 2023.
▪BHG increased its accrual for estimated losses attributable to loan substitutions and prepayments to $391 million, or 5.7 percent of the unpaid loan balances that were previously purchased by BHG's community bank network, at March 31, 2024, compared to 5.4 percent, or $357 million, at Dec. 31, 2023 and 5.81 percent, or $350 million, at March 31, 2023.
◦Other noninterest income increased $24.1 million between the first quarter of 2024 and the fourth quarter of 2023 and $17.6 million from the first quarter of 2023. Impacting other noninterest income was approximately $11.8 million associated with the aforementioned recognition of the SBL mortgage servicing asset, as well as increased income from the firm’s Bank Owned Life Insurance (BOLI) policies compared to the first quarter of 2023. In the fourth quarter of 2023, the firm incurred approximately $7.2 million in policy surrender charges and $9.1 million in tax penalties attributable to restructuring BOLI policies. The firm believes the reimbursement ("payback") period from the date of the restructuring should approximate 18 months.
•Noninterest expense for the quarter ended March 31, 2024, was $242.4 million, compared to $251.2 million in the fourth quarter of 2023 and $211.7 million in the first quarter of 2023, reflecting a year-over-year increase of 14.5 percent.
◦Salaries and employee benefits were $146.0 million in the first quarter of 2024, compared to $133.3 million in the fourth quarter of 2023 and $135.7 million in the first quarter of 2023, reflecting a year-over-year increase of 7.6 percent.
▪Full-time equivalent associates increased to 3,386.5 at March 31, 2024 from 3,357.0 at Dec. 31, 2023 and 3,281.5 at March 31, 2023, a year-over-year increase of 3.2 percent.
▪Incentive costs in the first quarter of 2024 were approximately $1.7 million higher than the fourth quarter of 2023 and $1.1 million higher than the amounts recorded in the first quarter of 2023.
▪Employee benefits costs reflect the seasonality of payroll taxes, medical deductibles, and other benefits costs. Benefit costs in the first quarter of 2024 were approximately $5.5 million higher than the fourth quarter of 2023 and $898,000 higher than the amounts recorded in the first quarter of 2023.

◦Equipment and occupancy costs were $39.6 million in the first quarter of 2024, compared to $38.0 million in the fourth quarter of 2023 and $30.4 million in the first quarter of 2023, reflecting a year-over-year increase of 30.6 percent. Impacting the quarterly changes in equipment and occupancy expense between the first quarter of 2024 compared to the fourth quarter of 2023 was the impact of new equipment and facilities annual rent escalators on various properties and equipment that have been placed into service. Compared to the first quarter of 2023, several factors contributed to the increase of equipment and occupancy costs, including new equipment and facilities, rent escalators on various properties and the previously disclosed sale-leaseback transaction executed in the second quarter of 2023.
◦Noninterest expense categories, other than those specifically noted above, were $56.7 million in the first quarter of 2024, compared to $79.8 million in the fourth quarter of 2023 and $45.7 million in the first quarter of 2023, reflecting a year-over-year increase of 24.2 percent. Primarily impacting the quarterly changes in other noninterest expense between the fourth quarter of 2023 and first quarter of 2024 was the impact of a reduction in the amount of FDIC special assessment charges in the first quarter of 2024 compared to the fourth quarter of 2023. The special assessment also impacted the comparison of other noninterest expense to the first quarter of 2023, given there was no special assessment last year.

"With the most recent CPI release, we have adjusted our forecast for Fed funds rate decreases from four to two with the first of those starting late in the third quarter of this year,” said Harold R. Carpenter, Pinnacle's Chief Financial Officer. "Therefore, we are modifying our net interest income outlook slightly for the year. Our belief is that we will experience 8 to 10 percent growth in net interest income for this year. As to fee income, we believe the strong start in the first quarter means our core fee revenues should be higher than originally anticipated for 2024. Accordingly, excluding the impact of BHG, the recognition of the $11.8 million of mortgage servicing rights in the first quarter of this year and, in the case of 2023, the $85.7 million gain on the sale of fixed assets as a result of the sale-leaseback transaction, $19.7 million in losses on sale of investments securities and $7.2 million in BOLI restructuring charges, we believe our growth in fee revenues should approximate 10 to 14 percent in 2024 over 2023.
"We continue to estimate that BHG fee income should approximate a mid-single digit percentage increase in 2024 over the $85.4 million in 2023. BHG's first quarter was impacted by the successful completion of their ninth securitization issuance of approximately $300 million. This securitization was comprised completely of consumer loans with a yield difference between the borrower's coupon rate and the securitization borrowing rate of approximately 10.1 percent, one of the highest spreads for a securitization by BHG in its history, reflective of the significant amount of interest BHG received for the transaction. BHG's ability to access the capital markets to secure incremental funding through securitizations of its held-for-investment loan portfolio has contributed to additional flexibility for BHG to fund its operations.
"Excluding the additional FDIC special assessment in the first quarter of 2024, our operating expense was in line with our expectations. We did reduce our anticipated incentive costs for the first quarter primarily as a result of increased provision expense triggered largely by the increase in our allowance for credit losses. We currently are accruing for payout on our annual cash incentive plan at approximately 80 percent of target, less than we had originally planned. Even through all of these matters, we are maintaining our expense outlook at $950 million to $975 million for the year, exclusive of the impact of the FDIC special assessments we incurred in the first quarter and any additional assessments the FDIC may decide to impose this year."

CAPITAL AND SOUNDNESS:

	As of
	March 31, 2024	December 31, 2023	March 31, 2023
Shareholders' equity to total assets	12.5%	12.6%	12.6%
Tangible common equity to tangible assets	8.5%	8.6%	8.3%
Book value per common share	$76.23	$75.80	$71.24
Tangible book value per common share	$51.98	$51.38	$46.75
Annualized net loan charge-offs to avg. loans (1)	0.20%	0.17%	0.10%
Nonperforming assets to total loans, ORE and other nonperforming assets (NPAs)	0.33%	0.27%	0.15%
Classified asset ratio (Pinnacle Bank) (2)	4.94%	5.22%	2.71%
Construction and land development loans as a percentage of total capital(3)	77.50%	84.20%	88.50%
Construction and land development, non-owner occupied commercial real estate and multi-family loans as a percentage of total capital(3)	258.00%	259.00%	261.10%
Allowance for credit losses (ACL) to total loans	1.12%	1.08%	1.04%
(1): Annualized net loan charge-offs to average loans ratios are computed by annualizing quarterly net loan charge-offs and dividing the result by average loans for the quarter.
(2): Classified assets as a percentage of Tier 1 capital plus allowance for credit losses.
(3): Calculated using the same guidelines as are used in the Federal Financial Institutions Examination Council's Uniform Bank Performance Report.

•The allowance and provision for credit losses both increased at March 31, 2024, over Dec. 31, 2023, and March 31, 2023, to account for incremental weakness of a certain borrower as well as better position the firm to navigate the credit implications of a higher-for-longer interest rate environment.
•Nonperforming assets increased at March 31, 2024, over Dec. 31, 2023, and March 31, 2023, primarily as a result of downgrading of two loans, one in the Company's construction portfolio and another in its C&I portfolio, each experiencing cash flow challenges at this time.
•Both of the firm’s ratios associated with construction and land development and CRE loans in comparison to total capital decreased from the prior quarter. Importantly, and consistent with the firm’s target of achieving a threshold of below 70 percent, the firm’s ratio of construction and land development in relation to total capital at March 31, 2024 showed continued progress and decreased to 77.5 percent.

"Net charge-offs to average loans for the first quarter of 2024 increased during the quarter to 0.20 percent from 0.17 percent in the prior quarter," Carpenter said. "We also experienced modest increases in nonperforming loans in relation to total loans and, conversely, we experienced improvement in similar ratios for past dues and potential problem loans. Net charge-offs at 0.20 percent compare favorably to longer-term historical levels, as do our ratios for nonperforming assets, past dues and potential problem loans. That said, we strive to be diligent with respect to monitoring our entire loan portfolio. A higher-for-longer rate environment coupled with stubborn inflation has required banks to maintain a higher level of caution with respect to credit. Accordingly, we now estimate net charge-offs for the firm may range between 0.20 percent and 0.25 percent of average loans for 2024.
"Also, during the quarter, we experienced an increase in book value per common share from $75.80 to $76.23, an annualized linked-quarter increase of 2.3 percent and an increase in tangible book value per common share from $51.38 at Dec. 31, 2023 to $51.98 at March 31, 2024, an annualized linked-quarter increase of 4.7 percent. As we've previously communicated, increasing our tangible book value per common share remains an important priority for our firm’s leadership."

WEBCAST AND CONFERENCE CALL INFORMATION

Pinnacle will host a webcast and conference call at 8:30 a.m. CDT on April 23, 2024, to discuss first quarter 2024 results and other matters. To access the call for audio only, please call 1-877-209-7255. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle's website at www.pnfp.com.
For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle's website at www.pnfp.com for 90 days following the presentation.
Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. The firm is the No. 1 and fastest growing bank in the Nashville-Murfreesboro-Franklin MSA, according to 2023 deposit data from the FDIC. Pinnacle is No. 11 on the 2024 list of 100 Best Companies to Work For® in the U.S., its eighth consecutive appearance and was recognized by American Banker as one of America's Best Banks to Work For 11 years in a row and No. 1 among banks with more than $10 billion in assets in 2023.
Pinnacle Bank owns a 49 percent interest in Bankers Healthcare Group (BHG), which provides innovative, hassle-free financial solutions to healthcare practitioners and other professionals. Great Place to Work and FORTUNE ranked BHG No. 4 on its 2021 list of Best Workplaces in New York State in the small/medium business category.
The firm began operations in a single location in downtown Nashville, TN in October 2000 and has since grown to approximately $48.9 billion in assets as of March 31, 2024. As the second-largest bank holding company in Tennessee, Pinnacle operates in several primarily urban markets across the Southeast.
Additional information concerning Pinnacle, which is included in the Nasdaq Financial-100 Index, can be accessed at www.pnfp.com.
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Forward-Looking Statements
All statements, other than statements of historical fact, included in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "anticipate," "intend," "may," "should," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to: (i) deterioration in the financial condition of borrowers of Pinnacle Bank and its subsidiaries or BHG, including as a result of the negative impact of inflationary pressures and challenging economic conditions on our and BHG's customers and their businesses, resulting in significant increases in loan losses and provisions for those losses and, in the case of BHG, substitutions; (ii) fluctuations or differences in interest rates on loans or deposits from those that Pinnacle Financial is modeling or anticipating, including as a result of Pinnacle Bank's inability to better match deposit rates with the changes in the short-term rate environment, or that affect the yield curve; (iii) the sale of investment securities in a loss position before their value recovers, including as a result of asset liability management strategies or in response to liquidity needs; (iv) adverse conditions in the national or local economies including in Pinnacle Financial's markets throughout the Southeast region of the United States, particularly in commercial and residential real estate markets; (v) the inability of Pinnacle Financial, or entities in which it has significant investments, like BHG, to maintain the long-term historical growth rate of its, or such entities', loan portfolio; (vi) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits, including during times when Pinnacle Bank is seeking to limit the rates it pays on deposits or uncertainty exists in the financial services sector; (vii) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (viii) effectiveness of Pinnacle Financial's asset management activities in improving, resolving or liquidating lower-quality assets; (ix) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on Pinnacle Financial’s results, including as a result of the negative impact to net interest margin from rising deposit and other funding costs; (x) the results of regulatory examinations of Pinnacle Financial, Pinnacle Bank or BHG, or companies with whom they do business; (xi) BHG's ability to profitably grow its business and successfully execute on its business plans; (xii) risks of expansion into new geographic or product markets; (xiii) any matter that would cause Pinnacle Financial to conclude that there was impairment of any asset, including goodwill or other intangible assets; (xiv) the ineffectiveness of Pinnacle Bank's hedging strategies, or the unexpected counterparty failure or hedge failure of the underlying hedges; (xv) reduced ability to attract additional financial advisors (or failure of such advisors to cause their clients to switch to Pinnacle Bank), to retain financial advisors (including as a result of the competitive environment for associates) or otherwise to attract customers from other financial institutions; (xvi) deterioration in the valuation of other real estate owned and increased expenses associated therewith; (xvii) inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels or regulatory requests or directives, particularly if Pinnacle Bank's level of applicable commercial real estate loans were to exceed percentage levels of total capital in guidelines recommended by its regulators; (xviii) approval of the declaration of any dividend by Pinnacle Financial's board of directors; (xix) the vulnerability of Pinnacle Bank's network and online banking portals, and the systems of parties with whom Pinnacle Bank contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xx) the possibility of increased compliance and operational costs as a result of increased regulatory oversight (including by the Consumer Financial Protection Bureau), including oversight of companies in which Pinnacle Financial or Pinnacle Bank have significant investments, like BHG, and the development of additional banking products for Pinnacle Bank's corporate and consumer clients; (xxi) Pinnacle Financial's ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions; (xxii) difficulties and delays in integrating acquired businesses or fully realizing costs savings and other benefits from acquisitions; (xxiii) the risks associated with Pinnacle Bank being a minority investor in BHG, including the risk that the owners of a majority of the equity interests in BHG decide to sell the company or all or a portion of their ownership interests in BHG (triggering a similar sale by Pinnacle Bank); (xxiv) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, like BHG, including regulatory or legislative developments; (xxv) fluctuations in the valuations of Pinnacle Financial's equity investments and the ultimate success of such investments; (xxvi) the availability of and access to capital; (xxvii) adverse results (including costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions involving Pinnacle Financial, Pinnacle Bank or BHG; and (xxviii) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle Financial's Annual Report on Form 10-K for the year ended December 31, 2023, and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at http://www.sec.gov. Pinnacle Financial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Matters
This release contains certain non-GAAP financial measures, including, without limitation, total revenues, net income to common shareholders, earnings per diluted common share, revenue per diluted common share, PPNR, efficiency ratio, noninterest expense, noninterest income and the ratio of noninterest expense to average assets, excluding in certain instances the impact of expenses related to other real estate owned, gains or losses on sale of investment securities, gains associated with the sale-leaseback transaction completed in the second quarter of 2023, losses on the restructuring of certain BOLI contracts, charges related to the FDIC special assessment, income associated with the recognition of a mortgage servicing asset in the first quarter of 2024 and other matters for the accounting periods presented. This release may also contain certain other non-GAAP capital ratios and performance measures that exclude the impact of goodwill and core deposit intangibles associated with Pinnacle Financial's acquisitions of BNC, Avenue Bank, Magna Bank, CapitalMark Bank & Trust, Mid-America Bancshares, Inc., Cavalry Bancorp, Inc. and other acquisitions which collectively are less material to the non-GAAP measure as well as the impact of Pinnacle Financial's Series B Preferred Stock. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Because non-GAAP financial measures presented in this release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.

Pinnacle Financial believes that these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of its operating performance. In addition, because intangible assets such as goodwill and the core deposit intangible, and the other items excluded each vary extensively from company to company, Pinnacle Financial believes that the presentation of this information allows investors to more easily compare Pinnacle Financial's results to the results of other companies. Pinnacle Financial's management utilizes this non-GAAP financial information to compare Pinnacle Financial's operating performance for 2024 versus certain periods in 2023 and to internally prepared projections.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED

(dollars in thousands, except for share and per share data)	March 31, 2024	December 31, 2023	March 31, 2023
ASSETS
Cash and noninterest-bearing due from banks	$175,826	$228,620	$209,255
Restricted cash	58,285	86,873	13,049
Interest-bearing due from banks	2,472,250	1,914,856	2,597,172
Cash and cash equivalents	2,706,361	2,230,349	2,819,476
Securities purchased with agreement to resell	554,022	558,009	509,872
Securities available-for-sale, at fair value	4,378,718	4,317,530	3,825,203
Securities held-to-maturity (fair value of $2.7 billion, $2.8 billion, and $2.8 billion, net of allowance for credit losses of $1.7 million, $1.7 million, and $1.9 million at March 31, 2024, Dec. 31, 2023, and March 31, 2023, respectively)	2,993,129	3,006,357	3,053,628
Consumer loans held-for-sale	104,586	104,217	58,758
Commercial loans held-for-sale	6,068	9,280	23,087
Loans	33,162,873	32,676,091	30,297,871
Less allowance for credit losses	(371,337)	(353,055)	(313,841)
Loans, net	32,791,536	32,323,036	29,984,030
Premises and equipment, net	265,579	256,877	354,713
Equity method investment	457,657	445,223	438,303
Accrued interest receivable	219,887	217,491	143,965
Goodwill	1,846,973	1,846,973	1,846,973
Core deposits and other intangible assets	25,881	27,465	32,761
Other real estate owned	2,766	3,937	7,802
Other assets	2,541,033	2,613,139	2,021,016
Total assets	$48,894,196	$47,959,883	$45,119,587
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$7,958,739	$7,906,502	$9,018,439
Interest-bearing	12,178,471	11,365,349	8,944,353
Savings and money market accounts	14,761,573	14,427,206	14,136,850
Time	4,503,242	4,840,753	4,078,911
Total deposits	39,402,025	38,539,810	36,178,553
Securities sold under agreements to repurchase	201,418	209,489	149,777
Federal Home Loan Bank advances	2,116,417	2,138,169	2,166,508
Subordinated debt and other borrowings	425,159	424,938	424,276
Accrued interest payable	58,069	66,967	31,728
Other liabilities	587,257	544,722	484,617
Total liabilities	42,790,345	41,924,095	39,435,459
Preferred stock, no par value, 10.0 million shares authorized; 225,000 shares non-cumulative perpetual preferred stock, Series B, liquidation preference $225.0 million, issued and outstanding at March 31, 2024, Dec. 31, 2023, and March 31, 2023, respectively	217,126	217,126	217,126
Common stock, par value $1.00; 180.0 million shares authorized; 77.2 million, 76.8 million and 76.7 million shares issued and outstanding at March 31, 2024, Dec. 31, 2023, and March 31, 2023, respectively	77,219	76,767	76,739
Additional paid-in capital	3,100,817	3,109,493	3,079,020
Retained earnings	2,887,804	2,784,927	2,458,006
Accumulated other comprehensive loss, net of taxes	(179,115)	(152,525)	(146,763)
Total shareholders' equity	6,103,851	6,035,788	5,684,128
Total liabilities and shareholders' equity	$48,894,196	$47,959,883	$45,119,587
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
(dollars in thousands, except for share and per share data)	Three months ended
	March 31, 2024	December 31, 2023	March 31, 2023
Interest income:
Loans, including fees	$541,199	$530,604	$431,902
Securities
Taxable	44,470	42,458	29,358
Tax-exempt	24,600	25,035	23,802
Federal funds sold and other	40,214	46,699	20,977
Total interest income	650,483	644,796	506,039
Interest expense:
Deposits	300,968	297,556	176,589
Securities sold under agreements to repurchase	1,399	1,295	595
FHLB advances and other borrowings	30,082	28,693	16,624
Total interest expense	332,449	327,544	193,808
Net interest income	318,034	317,252	312,231
Provision for credit losses	34,497	16,314	18,767
Net interest income after provision for credit losses	283,537	300,938	293,464
Noninterest income:
Service charges on deposit accounts	13,439	12,660	11,718
Investment services	14,751	13,410	11,595
Insurance sales commissions	3,852	3,072	4,464
Gains on mortgage loans sold, net	2,879	879	2,053
Investment gains on sales, net	—	14	—
Trust fees	7,415	6,987	6,429
Income from equity method investment	16,035	14,432	19,079
Gain on sale of fixed assets	58	102	135
Other noninterest income	51,674	27,532	34,056
Total noninterest income	110,103	79,088	89,529
Noninterest expense:
Salaries and employee benefits	146,010	133,333	135,708
Equipment and occupancy	39,646	38,021	30,353
Other real estate, net	84	125	99
Marketing and other business development	6,125	6,829	5,942
Postage and supplies	2,771	2,840	2,819
Amortization of intangibles	1,584	1,751	1,794
Other noninterest expense	46,145	68,269	35,012
Total noninterest expense	242,365	251,168	211,727
Income before income taxes	151,275	128,858	171,266
Income tax expense	27,331	33,879	33,995
Net income	123,944	94,979	137,271
Preferred stock dividends	(3,798)	(3,798)	(3,798)
Net income available to common shareholders	$120,146	$91,181	$133,473
Per share information:
Basic net income per common share	$1.58	$1.20	$1.76
Diluted net income per common share	$1.57	$1.19	$1.76
Weighted average common shares outstanding:
Basic	76,278,453	76,068,016	75,921,282
Diluted	76,428,885	76,823,991	76,042,328
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(Unaudited)

(dollars and shares in thousands)	Preferred Stock Amount	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comp. Income (Loss), net	Total Shareholders' Equity
		Shares	Amounts
Balance at December 31, 2022	$217,126	76,454	$76,454	$3,074,867	$2,341,706	$(190,761)	$5,519,392
Exercise of employee common stock options & related tax benefits	—	40	40	920	—	—	960
Preferred dividends paid ($16.88 per share)	—	—	—	—	(3,798)	—	(3,798)
Common dividends paid ($0.22 per share)	—	—	—	—	(17,173)		(17,173)
Issuance of restricted common shares, net of forfeitures	—	193	193	(193)	—	—	—
Restricted shares withheld for taxes & related tax benefits	—	(41)	(41)	(3,035)	—	—	(3,076)
Issuance of common stock pursuant to restricted stock unit (RSU) and performance stock unit (PSU) agreements, net of shares withheld for taxes & related tax benefits	—	93	93	(3,738)	—	—	(3,645)
Compensation expense for restricted shares & performance stock units	—	—	—	10,199	—	—	10,199
Net income	—	—	—	—	137,271	—	137,271
Other comprehensive gain	—	—	—	—	—	43,998	43,998
Balance at March 31, 2023	$217,126	76,739	$76,739	$3,079,020	$2,458,006	$(146,763)	$5,684,128

Balance at December 31, 2023	$217,126	76,767	$76,767	$3,109,493	$2,784,927	$(152,525)	$6,035,788
Exercise of employee common stock options & related tax benefits	—	—	—	—	—	—	—
Preferred dividends paid ($16.88 per share)	—	—	—	—	(3,798)	—	(3,798)
Common dividends paid ($0.22 per share)	—	—	—	—	(17,269)	—	(17,269)
Issuance of restricted common shares, net of forfeitures	—	190	190	(190)	—	—	—
Restricted shares withheld for taxes & related tax benefits	—	(49)	(49)	(4,088)	—	—	(4,137)
Issuance of common stock pursuant to RSU and PSU agreements, net of shares withheld for taxes & related tax benefits	—	311	311	(14,738)	—	—	(14,427)
Compensation expense for restricted shares & performance stock units	—	—	—	10,340	—	—	10,340
Net income	—	—	—	—	123,944	—	123,944
Other comprehensive loss	—	—	—	—	—	(26,590)	(26,590)
Balance at March 31, 2024	$217,126	77,219	$77,219	$3,100,817	$2,887,804	$(179,115)	$6,103,851

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	March	December	September	June	March	December
	2024	2023	2023	2023	2023	2022
Balance sheet data, at quarter end:
Commercial and industrial loans	$11,893,198	11,666,691	11,307,611	10,983,911	10,723,327	10,241,362
Commercial real estate - owner occupied loans	4,044,973	4,044,896	3,944,616	3,845,359	3,686,796	3,587,257
Commercial real estate - investment loans	6,138,711	5,929,595	5,957,426	5,682,652	5,556,484	5,277,454
Commercial real estate - multifamily and other loans	1,924,931	1,605,899	1,490,184	1,488,236	1,331,249	1,265,165
Consumer real estate - mortgage loans	4,828,416	4,851,531	4,768,780	4,692,673	4,531,285	4,435,046
Construction and land development loans	3,818,334	4,041,081	3,942,143	3,904,774	3,909,024	3,679,498
Consumer and other loans	514,310	536,398	532,524	555,685	559,706	555,823
Total loans	33,162,873	32,676,091	31,943,284	31,153,290	30,297,871	29,041,605
Allowance for credit losses	(371,337)	(353,055)	(346,192)	(337,459)	(313,841)	(300,665)
Securities	7,371,847	7,323,887	6,882,276	6,623,457	6,878,831	6,637,920
Total assets	48,894,196	47,959,883	47,523,790	46,875,982	45,119,587	41,970,021
Noninterest-bearing deposits	7,958,739	7,906,502	8,324,325	8,436,799	9,018,439	9,812,744
Total deposits	39,402,025	38,539,810	38,295,809	37,722,661	36,178,553	34,961,238
Securities sold under agreements to repurchase	201,418	209,489	195,999	163,774	149,777	194,910
FHLB advances	2,116,417	2,138,169	2,110,598	2,200,917	2,166,508	464,436
Subordinated debt and other borrowings	425,159	424,938	424,718	424,497	424,276	424,055
Total shareholders' equity	6,103,851	6,035,788	5,837,641	5,843,759	5,684,128	5,519,392
Balance sheet data, quarterly averages:
Total loans	$33,041,954	32,371,506	31,529,854	30,882,205	29,633,640	28,402,197
Securities	7,307,201	6,967,488	6,801,285	6,722,247	6,765,126	6,537,262
Federal funds sold and other	3,274,062	3,615,908	4,292,956	3,350,705	2,100,757	1,828,588
Total earning assets	43,623,217	42,954,902	42,624,095	40,955,157	38,499,523	36,768,047
Total assets	48,311,260	47,668,519	47,266,199	45,411,961	42,983,854	41,324,251
Noninterest-bearing deposits	7,962,217	8,342,572	8,515,733	8,599,781	9,332,317	10,486,233
Total deposits	38,995,709	38,515,560	38,078,665	36,355,859	35,291,775	34,177,281
Securities sold under agreements to repurchase	210,888	202,601	184,681	162,429	219,082	199,610
FHLB advances	2,214,489	2,112,809	2,132,638	2,352,045	1,130,356	701,813
Subordinated debt and other borrowings	428,281	426,999	426,855	426,712	426,564	427,503
Total shareholders' equity	6,082,616	5,889,075	5,898,196	5,782,239	5,605,604	5,433,274
Statement of operations data, for the three months ended:
Interest income	$650,483	644,796	627,294	575,239	506,039	451,178
Interest expense	332,449	327,544	310,052	259,846	193,808	131,718
Net interest income	318,034	317,252	317,242	315,393	312,231	319,460
Provision for credit losses	34,497	16,314	26,826	31,689	18,767	24,805
Net interest income after provision for credit losses	283,537	300,938	290,416	283,704	293,464	294,655
Noninterest income	110,103	79,088	90,797	173,839	89,529	82,321
Noninterest expense	242,365	251,168	213,233	211,641	211,727	202,047
Income before income taxes	151,275	128,858	167,980	245,902	171,266	174,929
Income tax expense	27,331	33,879	35,377	48,603	33,995	37,082
Net income	123,944	94,979	132,603	197,299	137,271	137,847
Preferred stock dividends	(3,798)	(3,798)	(3,798)	(3,798)	(3,798)	(3,798)
Net income available to common shareholders	$120,146	91,181	128,805	193,501	133,473	134,049
Profitability and other ratios:
Return on avg. assets (1)	1.00%	0.76%	1.08%	1.71%	1.26%	1.29%
Return on avg. equity (1)	7.94%	6.14%	8.66%	13.42%	9.66%	9.79%
Return on avg. common equity (1)	8.24%	6.38%	9.00%	13.95%	10.05%	10.20%
Return on avg. tangible common equity (1)	12.11%	9.53%	13.43%	21.06%	15.43%	15.95%
Common stock dividend payout ratio (14)	12.59%	12.26%	11.35%	11.04%	12.07%	12.26%
Net interest margin (2)	3.04%	3.06%	3.06%	3.20%	3.40%	3.60%
Noninterest income to total revenue (3)	25.72%	19.95%	22.25%	35.53%	22.28%	20.49%
Noninterest income to avg. assets (1)	0.92%	0.66%	0.76%	1.54%	0.84%	0.79%
Noninterest exp. to avg. assets (1)	2.02%	2.09%	1.79%	1.87%	2.00%	1.94%
Efficiency ratio (4)	56.61%	63.37%	52.26%	43.26%	52.70%	50.29%
Avg. loans to avg. deposits	84.73%	84.05%	82.80%	84.94%	83.97%	83.10%
Securities to total assets	15.08%	15.27%	14.48%	14.13%	15.25%	15.82%
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Three months ended			Three months ended
	March 31, 2024			March 31, 2023
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$33,041,954	$541,199	6.67%	$29,633,640	$431,902	6.00%
Securities
Taxable	3,919,534	44,470	4.56%	3,508,946	29,358	3.39%
Tax-exempt (2)	3,387,667	24,600	3.48%	3,256,180	23,802	3.54%
Interest-bearing due from banks	2,476,800	32,753	5.32%	1,392,492	15,941	4.64%
Resell agreements	543,788	3,858	2.85%	512,660	3,329	2.63%
Federal funds sold	—	—	—%	—	(9)	—%
Other	253,474	3,603	5.72%	195,605	1,716	3.56%
Total interest-earning assets	43,623,217	$650,483	6.11%	38,499,523	$506,039	5.45%
Nonearning assets
Intangible assets	1,873,871			1,880,890
Other nonearning assets	2,814,172			2,603,441
Total assets	$48,311,260			$42,983,854

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	11,567,773	112,728	3.92%	7,793,823	52,474	2.73%
Savings and money market	14,608,687	134,752	3.71%	14,377,996	97,519	2.75%
Time	4,857,032	53,488	4.43%	3,787,639	26,596	2.85%
Total interest-bearing deposits	31,033,492	300,968	3.90%	25,959,458	176,589	2.76%
Securities sold under agreements to repurchase	210,888	1,399	2.67%	219,082	595	1.10%
Federal Home Loan Bank advances	2,214,489	24,120	4.38%	1,130,356	10,970	3.94%
Subordinated debt and other borrowings	428,281	5,962	5.60%	426,564	5,654	5.38%
Total interest-bearing liabilities	33,887,150	332,449	3.95%	27,735,460	193,808	2.83%
Noninterest-bearing deposits	7,962,217	—	—	9,332,317	—	—
Total deposits and interest-bearing liabilities	41,849,367	$332,449	3.20%	37,067,777	$193,808	2.12%
Other liabilities	379,277			310,473
Shareholders' equity	6,082,616			5,605,604
Total liabilities and shareholders' equity	$48,311,260			$42,983,854
Net interest income		$318,034			$312,231
Net interest spread (3)			2.16%			2.61%
Net interest margin (4)			3.04%			3.40%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $11.8 million of taxable equivalent income for the three months ended March 31, 2024 compared to $10.9 million for the three months ended March 31, 2023. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the three months ended March 31, 2024 would have been 2.91% compared to a net interest spread of 3.32% for the three months ended March 31, 2023.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	March	December	September	June	March	December
	2024	2023	2023	2023	2023	2022
Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$108,325	82,288	42,950	44,289	36,988	38,116
ORE and other nonperforming assets (NPAs)	2,766	4,347	3,019	3,105	7,802	7,952
Total nonperforming assets	$111,091	86,635	45,969	47,394	44,790	46,068
Past due loans over 90 days and still accruing interest	$5,273	6,004	4,969	5,257	5,284	4,406
Accruing purchase credit deteriorated loans	$6,222	6,501	7,010	7,415	7,684	8,060
Net loan charge-offs	$16,215	13,451	18,093	9,771	7,291	11,729
Allowance for credit losses to nonaccrual loans	342.8%	429.0%	806.0%	762.0%	848.5%	788.8%
As a percentage of total loans:
Past due accruing loans over 30 days	0.17%	0.23%	0.16%	0.14%	0.14%	0.15%
Potential problem loans	0.28%	0.39%	0.42%	0.32%	0.22%	0.19%
Allowance for credit losses	1.12%	1.08%	1.08%	1.08%	1.04%	1.04%
Nonperforming assets to total loans, ORE and other NPAs	0.33%	0.27%	0.14%	0.15%	0.15%	0.16%
Classified asset ratio (Pinnacle Bank) (6)	4.9%	5.2%	4.6%	3.3%	2.7%	2.4%
Annualized net loan charge-offs to avg. loans (5)	0.20%	0.17%	0.23%	0.13%	0.10%	0.17%

Interest rates and yields:
Loans	6.67%	6.62%	6.50%	6.30%	6.00%	5.54%
Securities	4.06%	4.12%	3.81%	3.66%	3.47%	3.19%
Total earning assets	6.11%	6.09%	5.95%	5.74%	5.45%	5.02%
Total deposits, including non-interest bearing	3.10%	3.07%	2.92%	2.52%	2.03%	1.40%
Securities sold under agreements to repurchase	2.67%	2.54%	2.30%	1.93%	1.10%	0.94%
FHLB advances	4.38%	4.26%	4.22%	4.20%	3.94%	3.04%
Subordinated debt and other borrowings	5.60%	5.59%	5.54%	5.44%	5.38%	4.98%
Total deposits and interest-bearing liabilities	3.20%	3.15%	3.01%	2.65%	2.12%	1.47%

Capital and other ratios (6):
Pinnacle Financial ratios:
Shareholders' equity to total assets	12.5%	12.6%	12.3%	12.5%	12.6%	13.2%
Common equity Tier one	10.4%	10.3%	10.3%	10.2%	9.9%	10.0%
Tier one risk-based	10.9%	10.8%	10.9%	10.8%	10.5%	10.5%
Total risk-based	12.9%	12.7%	12.8%	12.7%	12.4%	12.4%
Leverage	9.5%	9.4%	9.4%	9.5%	9.6%	9.7%
Tangible common equity to tangible assets	8.5%	8.6%	8.2%	8.3%	8.3%	8.5%
Pinnacle Bank ratios:
Common equity Tier one	11.3%	11.1%	11.2%	11.1%	10.8%	10.9%
Tier one risk-based	11.3%	11.1%	11.2%	11.1%	10.8%	10.9%
Total risk-based	12.2%	12.0%	12.0%	11.9%	11.6%	11.6%
Leverage	9.7%	9.7%	9.7%	9.8%	9.9%	10.1%
Construction and land development loans as a percentage of total capital (17)	77.5%	84.2%	83.1%	84.5%	88.5%	85.9%
Non-owner occupied commercial real estate and multi-family as a percentage of total capital (17)	258.0%	259.0%	256.4%	256.7%	261.1%	249.6%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands, except per share data)	March	December	September	June	March	December
	2024	2023	2023	2023	2023	2022

Per share data:
Earnings per common share – basic	$1.58	1.20	1.69	2.55	1.76	1.77
Earnings per common share - basic, excluding non-GAAP adjustments	$1.54	1.70	1.79	1.80	1.76	1.77
Earnings per common share – diluted	$1.57	1.19	1.69	2.54	1.76	1.76
Earnings per common share - diluted, excluding non-GAAP adjustments	$1.53	1.68	1.79	1.79	1.76	1.76
Common dividends per share	$0.22	0.22	0.22	0.22	0.22	0.22
Book value per common share at quarter end (7)	$76.23	75.80	73.23	73.32	71.24	69.35
Tangible book value per common share at quarter end (7)	$51.98	51.38	48.78	48.85	46.75	44.74
Revenue per diluted common share	$5.60	5.16	5.35	6.43	5.28	5.27
Revenue per diluted common share, excluding non-GAAP adjustments	$5.45	5.25	5.48	5.43	5.28	5.27

Investor information:
Closing sales price of common stock on last trading day of quarter	$85.88	87.22	67.04	56.65	55.16	73.40
High closing sales price of common stock during quarter	$91.82	89.34	75.95	57.93	82.79	87.81
Low closing sales price of common stock during quarter	$79.26	60.77	56.41	46.17	52.51	70.74

Closing sales price of depositary shares on last trading day of quarter	$23.62	22.60	22.70	23.75	24.15	25.35
High closing sales price of depositary shares during quarter	$24.44	23.65	23.85	24.90	25.71	25.60
Low closing sales price of depositary shares during quarter	$22.71	21.00	21.54	19.95	20.77	23.11

Other information:
Residential mortgage loan sales:
Gross loans sold	$148,576	142,556	198,247	192,948	120,146	134,514
Gross fees (8)	$3,540	3,191	4,350	4,133	2,795	3,149
Gross fees as a percentage of loans originated	2.38%	2.24%	2.19%	2.14%	2.33%	2.34%
Net gain (loss) on residential mortgage loans sold	$2,879	879	2,012	1,567	2,053	(65)
Investment gains (losses) on sales of securities, net (13)	$—	14	(9,727)	(9,961)	—	—
Brokerage account assets, at quarter end (9)	$10,756,108	9,810,457	9,041,716	9,007,230	8,634,339	8,049,125
Trust account managed assets, at quarter end	$6,297,887	5,530,495	5,047,128	5,084,592	4,855,951	4,560,752
Core deposits (10)	$34,638,610	33,738,917	33,606,783	32,780,767	32,054,111	31,301,077
Core deposits to total funding (10)	82.2%	81.7%	81.9%	80.9%	82.4%	86.8%
Risk-weighted assets	$40,531,311	40,205,295	39,527,086	38,853,588	38,117,659	36,216,901
Number of offices	128	128	128	127	126	123
Total core deposits per office	$270,614	263,585	262,553	258,116	254,398	254,480
Total assets per full-time equivalent employee	$14,438	14,287	14,274	14,166	13,750	12,948
Annualized revenues per full-time equivalent employee	$508.5	468.4	486.2	593.0	496.5	491.8
Annualized expenses per full-time equivalent employee	$287.8	296.8	254.1	256.5	261.7	247.3
Number of employees (full-time equivalent)	3,386.5	3,357.0	3,329.5	3,309.0	3,281.5	3,241.5
Associate retention rate (11)	94.2%	94.2%	93.6%	94.1%	93.8%	93.8%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended
(dollars in thousands, except per share data)	March	December	March
	2024	2023	2023

Net interest income	$318,034	317,252	312,231

Noninterest income	110,103	79,088	89,529
Total revenues	428,137	396,340	401,760
Less: Investment losses (gains) on sales of securities, net	—	(14)	—
Loss on BOLI restructuring	—	7,166	—
Recognition of mortgage servicing asset	(11,812)	—	—
Total revenues excluding the impact of adjustments noted above	$416,325	403,492	401,760

Noninterest expense	$242,365	251,168	211,727
Less: ORE expense (benefit)	84	125	99
FDIC special assessment	7,250	29,000	—
Noninterest expense excluding the impact of adjustments noted above	$235,031	222,043	211,628

Pre-tax income	$151,275	128,858	171,266
Provision for credit losses	34,497	16,314	18,767
Pre-tax pre-provision net revenue	185,772	145,172	190,033
Less: Adjustments noted above	(4,478)	36,277	99
Adjusted pre-tax pre-provision net revenue (12)	$181,294	181,449	190,132

Noninterest income	$110,103	79,088	89,529
Less: Adjustments noted above	(11,812)	7,152	—
Noninterest income excluding the impact of adjustments noted above	$98,291	86,240	89,529

Efficiency ratio (4)	56.61%	63.37%	52.70%
Adjustments noted above	(0.16)%	(8.34)%	(0.02)%
Efficiency ratio excluding adjustments noted above (4)	56.45%	55.03%	52.68%

Total average assets	$48,311,260	47,668,519	42,983,854

Noninterest income to average assets (1)	0.92%	0.66%	0.84%
Less: Adjustments noted above	(0.10)%	0.06%	—%
Noninterest income (excluding adjustments noted above) to average assets (1)	0.82%	0.72%	0.84%

Noninterest expense to average assets (1)	2.02%	2.09%	2.00%
Adjustments as noted above	(0.06)%	(0.24)%	—%
Noninterest expense (excluding adjustments noted above) to average assets (1)	1.96%	1.85%	2.00%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended
(dollars in thousands, except per share data)	March	December	September	June	March	December
	2024	2023	2023	2023	2023	2022
Net income available to common shareholders	$120,146	91,181	128,805	193,501	133,473	134,049
Investment (gains) losses on sales of securities, net	—	(14)	9,727	9,961	—	—
Gain on sale of fixed assets as a result of sale-leaseback transaction	—	—	—	(85,692)	—	—
Loss on BOLI restructuring	—	16,252	—	—	—	—
FDIC special assessment	7,250	29,000	—	—	—	—
ORE expense (benefit)	84	125	33	58	99	179
Recognition of mortgage servicing asset	(11,812)	—	—	—	—	—
Tax effect on above noted adjustments (16)	1,120	(7,278)	(2,440)	18,918	(25)	(47)
Net income available to common shareholders excluding adjustments noted above	$116,788	129,266	136,125	136,746	133,547	134,181

Basic earnings per common share	$1.58	1.20	1.69	2.55	1.76	1.77
Less:
Investment (gains) losses on sales of securities, net	—	—	0.13	0.13	—	—
Gain on sale of fixed assets as a result of sale-leaseback transaction	—	—	—	(1.13)	—	—
Loss on BOLI restructuring	—	0.21	—	—	—	—
FDIC special assessment	0.10	0.38	—	—	—	—
ORE expense (benefit)	—	—	—	—	—	—
Recognition of mortgage servicing asset	(0.15)	—	—	—	—	—
Tax effect on above noted adjustments (16)	0.01	(0.10)	(0.03)	0.25	—	—
Basic earnings per common share excluding adjustments noted above	$1.54	1.70	1.79	1.80	1.76	1.77

Diluted earnings per common share	$1.57	1.19	1.69	2.54	1.76	1.76
Less:
Investment (gains) losses on sales of securities, net	—	—	0.13	0.13	—	—
Gain on sale of fixed assets as a result of sale-leaseback transaction	—	—	—	(1.13)	—	—
Loss on BOLI restructuring	—	0.21	—	—	—	—
FDIC special assessment	0.10	0.38	—	—	—	—
ORE expense (benefit)	—	—	—	—	—	—
Recognition of mortgage servicing asset	(0.15)	—	—	—	—	—
Tax effect on above noted adjustments (16)	0.01	(0.09)	(0.03)	0.25	—	—
Diluted earnings per common share excluding the adjustments noted above	$1.53	1.68	1.79	1.80	1.76	1.76

Revenue per diluted common share	$5.60	5.16	5.35	6.43	5.28	5.27
Adjustments due to revenue-impacting items as noted above	(0.15)	0.09	0.13	(1.00)	—	—
Revenue per diluted common share excluding adjustments due to revenue-impacting items as noted above	$5.45	5.25	5.48	5.43	5.28	5.27

Book value per common share at quarter end (7)	$76.23	75.80	73.23	73.32	71.24	69.35
Adjustment due to goodwill, core deposit and other intangible assets	(24.25)	(24.42)	(24.45)	(24.47)	(24.49)	(24.61)
Tangible book value per common share at quarter end (7)	$51.98	51.38	48.78	48.85	46.75	44.74

Equity method investment (15)
Fee income from BHG, net of amortization	$16,035	14,432	24,967	26,924	19,079	21,005
Funding cost to support investment	5,974	5,803	6,546	6,005	5,768	5,438
Pre-tax impact of BHG	10,061	8,629	18,421	20,919	13,311	15,567
Income tax expense at statutory rates (16)	2,515	2,157	4,605	5,230	3,328	4,069
Earnings attributable to BHG	$7,546	6,472	13,816	15,689	9,983	11,498

Basic earnings per common share attributable to BHG	$0.10	0.09	0.18	0.21	0.13	0.15
Diluted earnings per common share attributable to BHG	$0.10	0.08	0.18	0.21	0.13	0.15

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended
(dollars in thousands, except per share data)	March	December	March
	2024	2023	2023

Return on average assets (1)	1.00%	0.76%	1.26%
Adjustments as noted above	(0.03)%	0.32%	—%
Return on average assets excluding adjustments noted above (1)	0.97%	1.08%	1.26%

Tangible assets:
Total assets	$48,894,196	47,959,883	45,119,587
Less: Goodwill	(1,846,973)	(1,846,973)	(1,846,973)
Core deposit and other intangible assets	(25,881)	(27,465)	(32,761)
Net tangible assets	$47,021,342	46,085,445	43,239,853

Tangible common equity:
Total shareholders' equity	$6,103,851	6,035,788	5,684,128
Less: Preferred shareholders' equity	(217,126)	(217,126)	(217,126)
Total common shareholders' equity	5,886,725	5,818,662	5,467,002
Less: Goodwill	(1,846,973)	(1,846,973)	(1,846,973)
Core deposit and other intangible assets	(25,881)	(27,465)	(32,761)
Net tangible common equity	$4,013,871	3,944,224	3,587,268

Ratio of tangible common equity to tangible assets	8.54%	8.56%	8.30%

Average tangible assets:
Average assets	$48,311,260	47,668,519	42,983,854
Less: Average goodwill	(1,846,973)	(1,846,973)	(1,846,973)
Average core deposit and other intangible assets	(26,898)	(28,573)	(33,917)
Net average tangible assets	$46,437,389	45,792,973	41,102,964

Return on average assets (1)	1.00%	0.76%	1.26%
Adjustment due to goodwill, core deposit and other intangible assets	0.04%	0.03%	0.06%
Return on average tangible assets (1)	1.04%	0.79%	1.32%
Adjustments as noted above	(0.03)%	0.33%	—%
Return on average tangible assets excluding adjustments noted above (1)	1.01%	1.12%	1.32%

Average tangible common equity:
Average shareholders' equity	$6,082,616	5,889,075	5,605,604
Less: Average preferred equity	(217,126)	(217,126)	(217,126)
Average common equity	5,865,490	5,671,949	5,388,478
Less: Average goodwill	(1,846,973)	(1,846,973)	(1,846,973)
Average core deposit and other intangible assets	(26,898)	(28,573)	(33,917)
Net average tangible common equity	$3,991,619	3,796,403	3,507,588

Return on average equity (1)	7.94%	6.14%	9.66%
Adjustment due to average preferred shareholders' equity	0.30%	0.24%	0.39%
Return on average common equity (1)	8.24%	6.38%	10.05%
Adjustment due to goodwill, core deposit and other intangible assets	3.87%	3.15%	5.38%
Return on average tangible common equity (1)	12.11%	9.53%	15.43%
Adjustments as noted above	(0.34)%	3.98%	0.01%
Return on average tangible common equity excluding adjustments noted above (1)	11.77%	13.51%	15.44%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Annualized net loan charge-offs to average loans ratios are computed by annualizing quarter-to-date net loan charge-offs and dividing the result by average loans for the quarter-to-date period.
6. Capital ratios are calculated using regulatory reporting regulations enacted for such period and are defined as follows:
Equity to total assets – End of period total shareholders' equity as a percentage of end of period assets.
Tangible common equity to tangible assets - End of period total shareholders' equity less end of period preferred stock, goodwill, core deposit and other intangibles as a percentage of end of period assets less end of period goodwill, core deposit and other intangibles.
Leverage – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier I risk-based – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Classified asset - Classified assets as a percentage of Tier 1 capital plus allowance for credit losses.
Tier I common equity to risk weighted assets - Tier 1 capital (pursuant to risk-based capital guidelines) less the amount of any preferred stock or subordinated indebtedness that is considered as a component of Tier 1 capital as a percentage of total risk-weighted assets.
7. Book value per common share computed by dividing total common shareholders' equity by common shares outstanding. Tangible book value per common share computed by dividing total common shareholders' equity, less goodwill, core deposit and other intangibles by common shares outstanding.
8. Amounts are included in the statement of income in "Gains on mortgage loans sold, net", net of commissions paid on such amounts.
9. At fair value, based on information obtained from Pinnacle's third party broker/dealer for non-FDIC insured financial products and services.
10. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $250,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.
11. Associate retention rate is computed by dividing the number of associates employed at quarter end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter end.
12. Adjusted pre-tax, pre-provision net revenue excludes the impact of ORE expenses and income, investment gains and losses on sales of securities, the impact of BOLI restructuring, the impact of the FDIC special assessment and the recognition of the mortgage servicing asset.
13. Represents investment gains (losses) on sales and impairments, net occurring as a result of gains or losses incurred as the result of a change in management's intention to sell a bond prior to the recovery of its amortized cost basis.
14. The dividend payout ratio is calculated as the sum of the annualized dividend rate for dividends paid on common shares divided by the trailing 12-months fully diluted earnings per common share as of the dividend declaration date.
15. Earnings from equity method investment includes the impact of the funding costs of the overall franchise calculated using the firm's subordinated and other borrowing rates. Income tax expense is calculated using statutory tax rates.
16. Tax effect calculated using the blended statutory rate of 25.00 percent for all periods in 2024 and 2023. For periods prior to 2023, tax effect calculated using the blended statutory rate of 26.14 percent.
17. Calculated using the same guidelines as are used in the Federal Financial Institutions Examination Council's Uniform Bank Performance Report.